SolarCity Second Quarter 2016 Shareholder Letter

201 MW Installed for a Cumulative Total of 2.4 GW
Value of MW Deployed Increased $0.16 Q/Q to $3.62 per Watt
Costs Decline to $3.05 per Watt as Sales Costs Improve by 27% vs. Q1 2016
Revenue Growth of Over 80% Year-over-Year
Net Present Value of Contracted Cash Flows after Project Financing of Over $2.0B

August 9, 2016

Dear Fellow Shareholders:

SolarCity delivered notable sequential improvement in its operating metrics in the second quarter of 2016. Megawatts (MW) Installed exceeded guidance by 9% and MW Booked grew 42% quarter-over-quarter. Cost per Watt declined, driven by a 27% drop in Sales Cost per Watt. After headwinds led to softer than expected sales in the first quarter, we saw encouraging signs in Q2. We’ve experienced strong and steadily increasing traction for our new solar loan and further growth in residential bookings in July. More importantly, we have launched several initiatives to improve sales efficiency, and bookings per salesperson increased 23% in July as compared to the prior month. We’re also receiving growing interest in our grid services offerings for utilities and obtaining higher pricing on new commercial bookings. Going forward, we expect an improvement in our MW volumes and the marginal value of each new MW. With the first half now behind us, momentum is building into the second half of 2016, and we are very excited about how our new product launches planned for later this year will accelerate our growth into 2017.

Installations Exceed Guidance, and Costs Declined on a 27% Drop in Sales Cost per Watt vs. Q1

•	MW Installed: 201 MW, up 6% year-over-year
•	MW Deployed: 211 MW, up 19% year-over-year (198 MW Deployed under Energy Contract)
•	Value of MW Deployed under Energy Contracts: $3.62 per Watt ($3.26 per Watt contracted and $0.36 per Watt from estimated renewal)
•	Cost per Watt: $3.05 per Watt

We installed 201 MW in the second quarter of 2016, up 6% over the same period a year ago, and exceeding our guidance of 185 MW. Our residential installation crews and commercial and industrial (C&I)

teams completed projects ahead of schedule. Residential installations were 177 MW, up 5% year-over-year, and C&I installations were 24 MW, up 14% year-over year.

We introduced a new solar loan offering in May, and have seen positive consumer response to date. In July, solar loans and cash system sales represented 19% of gross MW Booked—the highest percentage since May 2015— and we expect this to increase further in the quarters ahead.

Our Q2 2016 Value of MW Deployed was $3.62 per Watt, composed of (1) upfront Tax Equity Investment of $1.59 per Watt, (2) Upfront Cash Rebates and Prepayments of $0.06 per Watt, and (3) the NPV of Unlevered Project Cash Flow from customers and solar renewable energy credits (SRECs) after tax equity distributions of $1.97 per Watt ($1.61 per watt contracted and $0.36 per Watt from estimated renewal) at a 6% discount rate. Discount rate sensitivities are provided in the back of this letter.

Cost per Watt of $3.05 decreased 4% from the first quarter of 2016. The improvement was driven by a 27% decline in sales costs to $0.71 per Watt, as we both lowered our fixed sales expenses by $6 million and grew MW Booked by 227 MW, a 42% increase over the first quarter of 2016.  Installation Costs decreased 2% year-over-year to $2.07 per Watt, albeit increasing from $1.98 per Watt in the first quarter of 2016 due to the allocation of fixed costs over lower MW Deployed (as variable Cost per Watt remained flat quarter over quarter). Total G&A Costs declined as compared to the first quarter of 2016 on an absolute basis, but increased to $0.27 per Watt from $0.23 per Watt in the first quarter of 2016 solely due to the lower MW Deployed. The reconciliation of our Cost per Watt to our GAAP financial statements is available on our investor relations website (at investors.solarcity.com).

Beyond the upfront investment in new installations captured in our Cost per Watt, we also incurred (1) Research and Development Expenses (R&D) of $14.4 million (including $2.8 million of non-cash stock compensation) and (2) corporate Capital Expenditures including module manufacturing of $24.9 million.

Cash Declined in Part on Delayed Project Financing and Is Expected to Increase in Q3 2016

•	Asset Financing in Period: $2.54 per Watt
•	Undeployed Tax Equity Capacity: $392 million at the end of Q2 2016 (with an additional $250 million in commitments signed in July)
•	Available Aggregation Facility Capacity: $307 million at the end of Q2 2016
•	Cash and Investments: $146 million as of June 30, 2016

Total Asset Financing in Period was $2.54 per Watt, composed of (a) Tax Equity Investment of $1.52 per Watt on a blended basis including all MW Deployed under Energy Contracts—or $1.57 per Watt solely on the lease and PPA MW that utilize tax equity, (b) Upfront Cash Rebates and Prepayments of $0.06 per Watt, and (c) total Other Asset Financing of $0.96 per watt, which includes both non-recourse debt as well as $0.33 per watt of net proceeds after debt pay-down from our first cash equity transaction. Asset Financing in Period was lower than we would expect to experience in a quarter when a cash equity financing closed. Because of the Tesla Motors acquisition proposal, we experienced greater than usual delays closing new project financing commitments. One large tax equity fund that was originally slated for the second quarter did not ultimately close until the third quarter, and this caused a delay in the corresponding increase in our aggregation facility of $110 million, which did not close until late-June and was not drawn down upon until July.

In turn, the timing of Asset Financing in the Period was not aligned with MW Deployed in Q2. Several financings expected in June actually closed in July, and while this adversely affected our cash balance at the end of Q2, we expect it to positively impact our cash balance at the end of Q3. Due to these delays in project financing, Asset Financing in Period of $2.54 per Watt was below our Cost per Watt of $3.05. This difference—combined with $49.2 million in cash expenditures on our module manufacturing operations and $8.9 million in corporate capital expenditures and research and development expenses—caused us to consume $216 million in cash and equivalents in the second quarter of 2016 and end the quarter with $146 million in cash and cash equivalents. As of the close of business yesterday, our current Cash and Cash Equivalents had increased to $214.6 million.

Further, in part from the benefit of the delayed project financings tranching in July, we expect our cash balance as of the end of the third quarter of 2016 to increase from the amount as of the end of our second quarter of 2016, assuming new tax equity, the closing of our second cash equity transaction, and new non-recourse and recourse debt. We also expect our cash balance as of the end of the fourth quarter of 2016 to increase above the amount expected as of the end of the third quarter of 2016, assuming our third cash equity transaction and new tax equity and non-recourse debt.

As of June 30, 2016, total recourse debt was $1,510 million, including convertible debt of $909 million and Solar Bonds debt of $218 million. We ended the quarter with $392 million in committed tax equity capacity available and $307 million in aggregation facility capacity (excluding $110 million in MyPower capacity).

Recurring Cash Generation of PowerCo Was $86M over the Last 12 Months and $33M in Q2

•	Cumulative MW Deployed under Energy Contracts: 2,173 MW, up 67% year-over-year
•	Energy Production: 2.2 terawatt-hours (TWh) over the last twelve months
•	Pre-Tax Unlevered NPV (before Non-Recourse Debt): $4.0 billion
•	Recurring Cash Generation of PowerCo: $86 million over the last twelve months

We ended Q2 2016 with 2.2 GW of solar generation capacity deployed under Energy Contracts (net of 0.1 GW of system sales)—up 67% year-over-year. Our PowerCo portfolio generated 2.2 Terawatt-Hours (TWh) of electricity over the last twelve months, up 71% year-over-year. Pre-Tax Unlevered NPV Remaining of the Unlevered Project Cash Flow underlying our PowerCo portfolio was forecast at $4.0 billion at the end of Q2 2016 ($3.1 billion contracted and $0.9 billion estimated from renewals). PowerCo’s Pre-Tax Unlevered NPV was $2,204 million, net of non-recourse debt and cash equity noncontrolling interest of $1,837 million. In addition, we had contracted SREC portfolio representing $123 million in future revenue under contract expected over the next 11 years which equates to unlevered NPV of $104 million. Discount rate sensitivities for both PowerCo Pre-Tax Unlevered NPV and our Contracted SREC Portfolio are provided in the appendix.

Recurring Cash Generation of PowerCo was $33 million in Q2 2016 and $86 million over the last 12 months ($51 million and $136 million, respectively, on an unlevered basis). Our average residential FICO score at the end of the quarter was 744, and payment performance on the portfolio continues to show the consistency and visibility that underscores the quality of contracted solar energy cash flows.

GAAP Q2 2016 Operating Results

GAAP revenue was $185.8 million in the second quarter of 2016, up 81% year-over-year. Revenue from Periodic Billings—which largely represents payments from customers of our long-term lease, loan, and PPA (as well as SREC) contracts—was $141.1 million, up 104% year-over-year, and exceeding guidance due to MyPower prepayments. Revenue from Operating Lease Prepayments and Upfront Incentives—non-cash revenue associated with these contracts—grew 9% year-over-year to $19.0 million. Solar

Energy Systems and Components Sales Revenue was $25.7 million, up 58% year-over-year. Gross Margin was 38.4%. Operating expenses of $265.4 million included $29.1 million in restructuring expenses related to the restructuring of our operations. Excluding these expenses, operating expenses were $236.3 million, down 3% as compared to Q1 2016. Interest expense was $37.1 million (of which $9.4 million was non-cash). Q2 2016 Non-GAAP Earnings per Share (EPS) was ($2.32) per share. A definition of Non-GAAP EPS and reconciliation to GAAP EPS can be found at the end of this letter.

Guidance

For Q3 2016 we expect to install 170 MW, as the softer Q1 2016 bookings feed their way into installation throughput. Driven by the pick-up in bookings we have seen in Q2 and July as well as C&I’s seasonally strongest period, we expect to install between 315 and 415 MW in Q4 2016 (C&I experiencing a significant uptick in MW Deployed including some projects already under construction C&I). In turn, we expect total 2016 MW Installed of 900—1,000 MW, with the mid-to-high end of the range assuming an improvement in residential sales productivity. As our infrastructure had been built to handle ~1.25 GW of annual capacity, we will be reducing our cost structure to accommodate our current forecasted volume run rate and positioning ourselves to report one of the lowest Cost per Watt in our history in the fourth quarter of 2016.

As for Q3 2016, we expect GAAP Revenue from Periodic Billings of $102—107 million, Solar Energy Systems and Components Sale Revenue of $34—39 million, and Revenue from Operating Lease Prepayments and Upfront Incentives of $19—22 million. Operating Expenses are forecast to range between $240 million and $250 million (including $25—30 million in non-cash amortization of intangibles and stock compensation expense) and Non-GAAP Loss Per Share (before Income (Loss) Attributable to Noncontrolling Interests and Redeemable Noncontrolling Interests)* between ($2.55) — ($2.65).

New Products and Focus on Sales Efficiency Paves the Path for More Efficient Growth Ahead

After a first quarter that did not meet our expectations, we significantly improved sales and operations execution in the second quarter. Our new President of Global Sales and Customer Experience, Toby Corey, is focused on efficiently growing sales at the lowest marginal Sales Cost per Watt, and his initiatives are already beginning to yield significant improvements.. Our Q2 results confirmed that the soft bookings in the first quarter were temporary, and that we are on the path for more efficient growth in the quarters ahead. We are launching two new products in the coming months, which we expect will broaden our addressable opportunity and invigorate new demand—one focused on residential solar and storage and the other on new residential roofing. In addition, our new grid services offering was launched in May to great response and success. We are also gaining good traction from our recent grid services launch with projects underway with PG&E, Southern California Edison, and the California Energy Commission and we are now evaluating a pipeline in excess of $100 million.

With renewed momentum in sales, we expect to make significant progress towards lowering our cost structure by the fourth quarter. SolarCity is now firmly on a path for more sustainable growth to enable a more sustainable future.

Lyndon Rive, CEO	Tanguy Serra, President and CFO

* Non-GAAP Earnings per Share (EPS) Before Noncontrolling Interests

While GAAP EPS is based upon net income (loss) attributable to common stockholders, we also report non-GAAP EPS. The difference between GAAP EPS and non-GAAP EPS is (1) the line item net income (loss) attributable to non-controlling interests and redeemable noncontrolling interests and (2) the non-cash change in fair value of fixed-for-floating interest rate swaps that is reported in Other Income (Loss).

Under GAAP accounting, we report net income (loss) attributable to noncontrolling interests and redeemable noncontrolling interests to reflect generally our joint venture fund investors’ allocable share in the results of these joint venture financing funds. Income (loss) attributable to noncontrolling interests and redeemable noncontrolling interests is calculated based generally on the hypothetical liquidation at book value, or HLBV method, which assumes that the joint venture funds are liquidated at the reporting date, even though liquidation may or may not ever occur. Additionally the returns that will be allocated to the investors over the expected terms of the funds may differ significantly from the amounts calculated under the HLBV method. In addition, our GAAP net income is impacted by the change in fair value of fixed-for-floating interest rate swaps which is non-cash and not reflective of our core operating performance. In turn, we also report non-GAAP EPS based on earnings before net income (loss) attributable to noncontrolling interests and redeemable noncontrolling interests per share excluding the change in fair value of interest rate swaps, which we view as a better measure of our operating performance.

According to this definition, non-GAAP earnings before noncontrolling interests and redeemable noncontrolling interests per share was ($2.32).

See below for a reconciliation of GAAP EPS to non-GAAP EPS.

Earnings Conference Call

We will hold a conference call today at 2:30 pm Pacific to discuss our second quarter 2016 financial results and outlook for the remainder of 2016 and beyond. A live webcast of the call may be accessed over the Internet at the “Events and Presentations” link of the Investor Relations section of our website at http://investors.solarcity.com/events.cfm.

Participants should follow the instructions provided on the website to download and install the necessary audio applications in advance of the call. In addition, the earnings presentation slides will be available on our Investor Relations site by 2:30 pm Pacific. The conference call can be accessed live over the phone by dialing 1-877-407-0784, or for international callers, 1-201-689-8560. A replay will be available two hours after the call and can be accessed by dialing 1-877-870-5176, or for international callers, 1-858-384-5517. The passcode is 13642830. The replay will be available until August 16, 2016.

About SolarCity

SolarCity® (NASDAQ:SCTY) provides clean energy. The company has disrupted the century-old energy industry by providing renewable electricity directly to homeowners, businesses and government organizations typically for less than they spend on utility bills. SolarCity gives customers control of their energy costs to protect them from rising rates. The company makes solar energy easy by taking care of everything from design and permitting to monitoring and maintenance. Visit the company online at www.solarcity.com and follow the company on Facebook & Twitter.

Forward Looking Statements

This shareholder letter contains forward-looking statements that involve risks and uncertainties, including statements regarding SolarCity’s business strategies; our operational growth and expansion opportunities; the deployment and installation of megawatts, including estimated Q3 2016, Q4 2016 and full year 2016 megawatt installations; our guidance on anticipated GAAP revenue from periodic billings, solar energy systems and components sale revenue, revenue from operating lease prepayments and upfront incentives, operating expenses and non-GAAP loss per share (before income (loss) attributable to noncontrolling interests and redeemable noncontrolling interests); the proposed combination of SolarCity and Tesla Motors, Inc., the combined company’s future financial condition, performance and operating results, strategy and plans, and the effects of the proposed combination on SolarCity’s access to capital and operating results; our cash balance at the end of Q3 2016 and Q4 2016, including assumptions regarding the amount and timing of new tax equity funds, non-recourse and recourse debt facilities, and cash equity transactions; future bookings and success of future sales initiatives; financial strategies for cash generation; forecasted cash flows from existing Energy Contracts, including related assumptions as to energy production, future operations and maintenance expenses, cancellation rates, renewal rates, default rates, amounts of renewable energy credits and other performance based incentives, and other identified assumptions; our forecast of the value of megawatts deployed; our projections related to decreases in cost per Watt, including our plans to reduce our sales cost per Watt and to achieve one of the lowest reported cost per Watt in our operating history in Q4 2016; the impact of proprietary technology in decreasing our installation costs; our expectations regarding future hardware and energy storage pricing; our plans to achieve manufacturing economies of scale and associated manufacturing cost reductions; our expectations as to future regulatory and policy outcomes affecting our industry; our projections regarding the future pricing of utility-generated electricity and customer savings; our liquidity and forecasted access to capital, including assumptions related to the terms of future financing (including risk premiums and interest rates), the terms and frequency of future securities offerings, the sufficiency of committed available financing, our expectations regarding the refinancing of existing debt obligations, and the impact of the proposed merger with Tesla on our access to capital; the amount of megawatts that can be installed and deployed based on committed available financing; the success of our product development efforts and customer preferences, including the potential and performance of residential loan offerings, residential and commercial energy storage products, integrated roofing offerings, utility service offerings and other new product offerings; and assumptions relating to the foregoing.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved, if at all. Forward-looking statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. In order to meet our projections, we will need to expand, train and retain our workforce, increase the efficiency of our sales and installation operations, and increase our existing bookings rate. Additional key risks and uncertainties include the proposed combination of SolarCity and Tesla Motors, Inc. and resulting operational synergies; the effect of electric utility industry regulations, net metering and related policies; the availability and amount of rebates, tax credits and other financial incentives; continued confidence in our tax equity investors and lending partners in the quality of our solar assets; the availability and amount of financing from fund investors; the level of demand for our solar energy systems; the availability of a sufficient, timely, and cost-effective supply of solar panels and balance of system components in each of our geographies; our ability to expand our salesforce and increase bookings, including in new geographies; our ability to successfully integrate acquired businesses, operations and personnel; our ability to achieve manufacturing economies of scale and associated cost reductions, our expectations regarding the Riverbend agreement, the development and construction of the Riverbend facility, the anticipated timing and expense related to acquisition of manufacturing equipment, and related assumptions regarding capital and operating expenses and the performance of our manufacturing operations; the effects of existing and future tariffs and other trade barriers; changes in federal tax treatment; the retail price of utility-generated electricity or the availability of alternative energy sources; risks associated with SolarCity’s rapid growth; risks associated with international expansion; the success of our product development efforts and customer preferences; risks that consumers who have executed energy contracts may seek to cancel those contracts; assumptions as to the value under energy contracts and contract renewal rates and terms, including applicable net present values, performance-based incentives, and other rebates, credits and expenses; changes in strategic planning decisions by management or reallocation of internal resources; and general market, political, economic and business conditions. You should read the section entitled “Risk Factors” in our most recent Quarterly Report on Form 10-Q and subsequent Current Reports on Form 8-K, which have been filed with the Securities and Exchange Commission, which identify certain of these and additional risks and uncertainties. We do not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as otherwise required by law.

SolarCity Corporation

Consolidated Statements of Operations

(In Thousands, Except per Share Values)

	Three Months Ended June 30,
	2015	2016
Revenue:
Revenue from periodic billings:
Periodic operating lease billings and incentives	$57,649	$88,925
Sale of solar renewable energy credits	3,274	5,852
Revenue from solar energy systems under long-term loan arrangements	8,245	46,345
Total revenue from periodic billings	69,168	141,122
Solar energy systems and components sales revenue	16,275	25,674
Revenue from operating lease prepayments and upfront incentives	17,360	18,988
Total revenue	102,803	185,784
Cost of revenue:
Cost of periodic billings revenue (exclusive of depreciation and amortization)	11,586	18,912
Cost of solar energy systems and components sales revenue (exclusive of amortization and warranty)	16,778	32,192
Depreciation, amortization and warranty	31,115	63,400
Total cost of revenue	59,479	114,504
Gross profit	43,324	71,280
Operating expenses:
Sales and marketing	113,160	116,647
General and administrative	50,211	86,097
Pre-production expense	—	19,189
Restructuring and other	—	29,083
Research and development	12,401	14,374
Total operating expenses	175,772	265,390
Loss from operations	(132,448)	(194,110)
Interest and other expenses:
Interest expense (excluding amortization of debt discounts and fees) - recourse debt	6,324	9,842
Interest expense (excluding amortization of debt discounts and fees) - non-recourse debt	6,413	17,811
Other interest expense and amortization of debt discounts and fees, net	7,760	9,406
Other expense, net	2,768	19,079
Total interest and other expenses	23,265	56,138
Loss before income taxes	(155,713)	(250,248)
Income tax provision	(20)	(9)
Net loss	(155,733)	(250,257)
Net loss attributable to noncontrolling interests and redeemable noncontrolling interests	(133,373)	(194,768)
Net loss attributable to stockholders	$(22,360)	$(55,489)
Net loss attributable to common stockholders
Basic	$(22,360)	$(55,489)
Diluted	$(22,360)	$(55,489)
Net loss per share attributable to common stockholders
Basic	$(0.23)	$(0.56)
Diluted	$(0.23)	$(0.56)
Weighted-average shares used to compute net loss per share attributable to common stockholders
Basic	97,013	99,483
Diluted	97,013	99,483

SolarCity Corporation

Consolidated Balance Sheets

(In Thousands)

	December 31,	June 30,
	2015	2016
Assets
Current assets:
Cash and cash equivalents	$382,544	$145,714
Short-term investments	11,311	—
Restricted cash	39,864	99,477
Accounts receivable - net	33,998	63,682
Rebates receivable - net	11,545	15,786
Inventories	342,951	229,699
Prepaid expenses and other current assets	79,925	56,954
Total current assets	902,138	611,312
Solar energy systems, leased and to be leased - net	4,375,553	5,173,624
Property, plant and equipment - net	262,387	254,226
Build-to-suit lease asset under construction	284,500	655,064
Goodwill and intangible assets - net	517,109	485,271
MyPower customer notes receivable, net of current portion	488,461	529,852
MyPower deferred costs	215,708	237,460
Other assets	241,262	277,271
Total assets	$7,287,118	$8,224,080

SolarCity Corporation

Consolidated Balance Sheets

(In Thousands)

	December 31,	June 30,
	2015	2016
Liabilities and equity
Current liabilities:
Accounts payable	$364,973	$214,145
Distributions payable to noncontrolling interests and redeemable noncontrolling interests	26,769	9,396
Current portion of deferred U.S. Treasury grant income	15,336	14,913
Accrued and other current liabilities	276,506	231,866
Current portion of deferred revenue	103,078	120,506
Current portion of long-term debt	180,048	264,688
Current portion of solar bonds	13,189	19,186
Current portion of solar bonds issued to related parties	165,120	165,110
Current portion of solar asset-backed notes	13,864	18,275
Current portion of financing obligation	34,479	42,862
Total current liabilities	1,193,362	1,100,947
Deferred revenue, net of current portion	1,010,491	1,082,241
Long-term debt, net of current portion	1,006,595	1,173,464
Solar bonds, net of current portion	35,678	33,430
Solar bonds issued to related parties, net of current portion	100	100
Convertible senior notes	881,585	883,644
Convertible senior notes issued to related parties	12,975	12,977
Solar asset-backed notes, net of current portion	395,667	604,783
Long-term deferred tax liability	1,373	67
Financing obligation, net of current portion	68,940	77,268
Deferred U.S. Treasury grant income, net of current portion	382,283	364,247
Build-to-suit lease liability	284,500	655,064
Other liabilities and deferred credits	279,006	364,473
Total liabilities	5,552,555	6,352,705

Redeemable noncontrolling interests in subsidiaries	320,935	344,932
Stockholders' equity:
Common stock	10	10
Additional paid-in capital	1,195,246	1,287,960
Accumulated deficit	(316,690)	(397,167)
Total stockholders' equity	878,566	890,803
Noncontrolling interests in subsidiaries	535,062	635,640
Total equity	1,413,628	1,526,443
Total liabilities and equity	$7,287,118	$8,224,080

SolarCity Corporation

Consolidated Statements of Cash Flows

(In Thousands)

	Three Months Ended June 30,
	2015	2016
Operating activities:
Net loss	$(155,733)	$(250,257)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	38,069	88,583
Change in fair value of interest rate swaps	—	19,406
Non cash interest and other expense	3,751	(11,227)
Stock-based compensation, net of amounts capitalized	17,771	25,458
Tax impact of stock option exercises	—	7,816
Loss on extinguishment of long-term debt	—	187
Deferred income taxes	2	(721)
Non-cash reduction in financing obligation	(12,879)	(10,268)
Loss on disposal of property, plant and equipment and construction in progress	63	217
Changes in operating assets and liabilities:
Restricted cash	(2,493)	(61,920)
Accounts receivable	(8,642)	(22,949)
Rebates receivable	6,896	(4,358)
Inventories	(52,222)	77,254
Prepaid expenses and other current assets	(8,071)	5,630
MyPower deferred costs	(46,600)	1,462
Other assets	(8,595)	4,279
Accounts payable	62,744	(80,037)
Accrued and other liabilities	22,619	(19,907)
Deferred revenue	2,686	35,456
Net cash used in operating activities	(140,634)	(195,896)
Investing activities:
Payments for the cost of solar energy systems, leased and to be leased	(370,081)	(417,053)
Purchase of property, plant and equipment	(71,568)	(24,875)
Purchases of short-term investments	—	—
Proceeds from sales and maturities of short-term investments	61,334	—
Payments for the acquisition of noncontrolling interests	—	(575)
Payments for termination of interest rate swaps	—	(4,659)
Net cash used in investing activities	(380,315)	(447,162)

SolarCity Corporation

Consolidated Statements of Cash Flows

(In Thousands)

	Three Months Ended June 30,
	2015	2016
Financing activities:
Investment fund financings, bank and other borrowings:
Borrowings under long-term debt	278,026	277,721
Repayments of long-term debt	(133,861)	(200,059)
Proceeds from issuance of solar bonds	26,267	7,916
Proceeds from issuance of solar bonds issued to related parties	75,010	75,010
Repayments of borrowings under solar bonds	—	(6,532)
Repayments of borrowings under solar bonds issued to related parties	—	(75,010)
Proceeds from issuance of solar asset-backed notes	—	(281)
Repayments of borrowings under solar asset-backed notes	(1,538)	(1,745)
Payment of deferred purchase consideration	(1,249)	—
Net proceeds from financing obligation	13,978	20,587
Repayment of capital lease obligations	(641)	(2,659)
Proceeds from investment by noncontrolling interests and redeemable noncontrolling interests in subsidiaries	252,616	367,117
Distributions paid to noncontrolling interests and redeemable noncontrolling interests in subsidiaries	(16,718)	(28,196)
Net cash provided by financing activities before equity and convertible notes issuances	491,890	433,869
Equity and convertible notes issuances:
Proceeds from exercise of stock options	3,796	1,058
Tax impact of stock option exercises	—	(7,816)
Net cash provided by equity issuances	3,796	(6,758)
Net cash provided by financing activities	495,686	427,111
Net decrease in cash and cash equivalents	(25,263)	(215,947)
Cash and cash equivalents, beginning of period	446,683	361,661
Cash and cash equivalents, end of period	$421,420	$145,714

Operating Activity Metrics:

	Quarterly			Cumulative
	Q2 2015	Q1 2016	Q2 2016	as of 6/30/2016
MW deployed	177	245	211	2,303
MW installed	189	214	201	2,360
MW installed - residential	168	184	177	1,880
MW installed - commercial	21	30	24	480

Asset Financing in Period	$2.33	$3.12	$2.54

Value of MW Deployed	$3.83	$3.46	$3.62
Contracted	$3.49	$3.13	$3.26
Renewal	$0.34	$0.33	$0.36

Cost per Watt	$2.91	$3.18	$3.05
Installation	$2.13	$1.98	$2.07
Sales	$0.53	$0.97	$0.71
G&A	$0.24	$0.23	$0.27

Stock-Based Compensation Expense:

	Three Months Ended June 30,
in thousands	2015	2016
Cost of revenue	$437	$601
Sales and marketing	$6,453	$5,336
General and administrative	$7,877	$15,588
Pre-production expense	$—	$128
Research and development	$2,755	$2,817

Reconciliation from GAAP Operating Expenses to Non-GAAP Operating Expenses in Q2 2016:

in thousands
GAAP operating expenses	$265,390
- Stock-based compensation expense	(23,869)
- Amortization of intangibles	(3,051)
- Restructuring and other	(29,083)
+ Acquisition related charges	6,018
= Non-GAAP operating expenses	$215,405

Reconciliation from GAAP EPS to Non-GAAP EPS in Q2 2016:

		GAAP Net Loss
	Reconciliation from	Attributable to Noncontrolling	Unrealized Gains/Losses
	GAAP EPS	Interests and Redeemable	on Interest Rate	Non-GAAP
in thousands except per share amounts	to Non-GAAP EPS	Noncontrolling Interests	Swaps	Net Loss
Net income (loss)	$(55,489)	$(194,768)	$19,785	$(230,472)
/ Weighted-average common shares outstanding	99,483	99,483	99,483	99,483
= Net income (loss) per share	$(0.56)	$(1.96)	$0.20	$(2.32)

Value of MW Deployed under Energy Contracts Sensitivities:

The following tables provide quantitative sensitivity analyses of our estimates of the Value of MW Deployed under Energy Contracts in the second quarter of 2016, including both the contracted and estimated renewal portion, at a range of discount rates.

Value of MW Deployed under Energy Contracts Forecast ($M)

$M	4%	6%	8%
Contracted	$714	$648	$597
Renewal	$116	$71	$44
Total	$830	$719	$641

Value of MW Deployed under Energy Contracts Forecast ($ per Watt)

$ per Watt	4%	6%	8%
Contracted	$3.59	$3.26	$3.01
Renewal	$0.59	$0.36	$0.22
Total	$4.18	$3.62	$3.23

PowerCo Portfolio and Contracted SREC Portfolio Sensitivities:

The following tables provide quantitative sensitivity analyses of our estimates of the PowerCo portfolio’s Pre-Tax Unlevered NPV Remaining, including both the contracted and estimated renewal portion, as well as the contracted SREC Portfolio Pre-Tax Unlevered NPV Remaining in the second quarter of 2016 at a range of discount rates.

PowerCo Portfolio’s Pre-Tax Unlevered NPV Remaining ($M)

$M	4%	6%	8%
Contracted	$3,797	$3,131	$2,626
Renewal	$1,419	$910	$593
Total	$5,216	$4,041	$3,219

Contracted SREC Portfolio Pre-Tax Unlevered NPV Remaining ($M)

$M	4%	6%	8%
SREC	$110	$104	$99

Definitions:

“Asset Financing in Period” represents the aggregate project financing cash receipts in a period. This includes (1) Tax Equity Investment, (2) Other Asset Financing, such as our aggregation and MyPower facilities, solar asset-backed loans and cash equity, and (3) Upfront Cash Rebates and Prepayments. Asset Financing per watt is a ratio of total Asset Financing in the Period divided by MW Deployed under Energy Contracts in the period, and reflects only actual cash received in a period whether or not they are specifically related to the actual MW Deployed in the period.

“Tax Equity Investment” calculated based on the total cash receipts from our tax equity investment partners captured by (a) noncontrolling interests in subsidiaries, (b) lease pass-through financing obligations and (c) amounts assigned to the monetization of investment tax credit (ITC) revenues that we record either as deferred income tax credits revenues or as liability for advances received for future ITCs. We reduce the cash receipts in a period by any refunds we make to the tax equity investment partners in that same period.

“Other Asset Financing” is calculated based on all of the non-recourse project financing received in the period, which consists mainly of our non-recourse aggregation facility and MyPower facility debt, non-recourse solar asset-backed loans, and cash equity.

“Upfront Cash Rebates and Prepayments” are calculated based on the cash receipts from both (a) upfront state rebates and (b) customer prepayments received, which we consider to be a source of asset financing, in the period.

“Contracted SREC Portfolio Pre-Tax Unlevered NPV Remaining” represents the net present value at a 6% discount rate of the total cash inflows we forecast from the production of all Solar Renewable Energy Credits (SRECs) we have contracted to sell as of the measurement date. This forecast is based on (a) estimated kWh of energy production from all applicable solar energy systems that have already been deployed and (b) the price per kWh price established in the SREC sale contracts for each applicable year. It represents the total cash flows forecast before debt service and is net of any prepayments already received. We do not include any SRECs that have not been contracted to sell even if we own and expect to generate them from solar energy systems that have already been deployed.

“Energy Contracts” includes all residential, commercial and government leases and power purchase agreements and consumer loan agreements pursuant to which consumers use or will use energy generated by a solar energy system that we have installed or contracted to install. For landlord-tenant structures in which we contract with the landlord or development company, we include each residence as an individual contract. For commercial customers with multiple locations, each location is deemed a contract if we maintain a separate contract for that location.

“Gross Project Cash Flow” forecast represent our estimate of the sum of total cash inflows we forecast from MW Deployed in the applicable period under Energy Contracts over the 30 year expected life of the system. This includes (a) payments that our customers are obligated to pay us over the remaining term of such contracts, (b) associated performance-based incentive (PBI) payments, (c) associated solar renewable energy credits (SRECs) that we have contracted to sell, typically representing 5 years of a total potential term of 15 years, and are net of (d) estimated operations and maintenance, insurance, administrative and inverter replacement costs, based on contractually agreed amounts as well as historic and forecasted expenses. Operations and maintenance, insurance, and administrative costs reflect our operating expenses in our funds, or are estimated at $0.021 per watt and assumed to grow at a 2.5% inflation rate per year, and inverter replacement unit costs are estimated to decline at a (2.5%) rate per year, implying $0.15 per watt in Year 11 and $0.12 per watt in Year 21. Energy production is estimated to degrade at 0.5% per year. For our MyPower Energy Contracts, we use the expected cash flows over the full term of the 30-year contract, and for lease and PPA Energy Contracts with terms less than 30 years, we assume the contracts are renewed at a contract price equal to 90% of the contractual price in effect at expiration of the initial term through the remainder of the expected 30-year system life.

“Installed Customers” includes all locations where we have installed a solar energy system.

“Levered Project Cash Flow” represents our forecast of Unlevered Project Cash Flows after non-recourse debt service. Debt service includes both (a) Aggregation Facility debt for the first two years, based on the terms of our current facility, as well as (b) Solar Asset-Backed Loans, which we assume we issue at the end of year two to refinance the Aggregation Facility debt. We base the interest rate on the average of all four of our previous issuances and assume principal repayment over an 18-year term.

“MW” or “megawatts” represents the DC nameplate megawatt production capacity.

“MW Booked” represents the aggregate megawatt production capacity of solar energy systems pursuant to customer contracts that were signed (with no contingencies remaining) during the applicable period net of contracts that were cancelled during the applicable period. This metric includes solar energy systems booked under Energy Contracts (i.e. leases, PPAs, and MyPower contracts) and Direct Sales (i.e., cash). This metric also includes utility-scale and community solar energy projects for which site control and firm off-taker commitments have been obtained and feasibility of interconnection has been confirmed, the latest of which is completed during the applicable period.

“MW Deployed” represents the megawatt production capacity of solar energy systems that have had all required building department inspections completed during the applicable period. This metric includes solar energy systems deployed under Energy Contracts as well as for solar energy system direct sales.

“MW Installed” represents the megawatt production capacity of solar energy systems, for which (i) all solar panels, inverters, mounting and racking hardware, and system wiring have been installed, (ii) the system inverter is connected and a successful DC string test has been completed confirming the production capacity of the system, and (iii) the system is capable of being grid connected (including pending a utility disconnect procedure), the latest of which is completed during the applicable period. This metric includes solar energy systems deployed under Energy Contracts as well as for solar energy system direct sales. In each case in-period completion of the above criteria may be demonstrated by written verification by our President (which may include written sub-certifications).

“PowerCo Portfolio” represents the cumulative MW Deployed under Energy Contracts that we have retained.

“Recurring Cash Generation of PowerCo” represents the net cash flows we received or expected to receive pursuant to lease and power purchase agreements with customers, including value from solar renewable energy credits (“SRECs”) after deducting the total ongoing expenses to maintain such systems and scheduled distributions to tax equity investors and interest expense.

“Unlevered Project Cash Flow” represents our forecast of Gross Project Cash Flows after Tax Equity Lease/PPA Distributions for MW Deployed under Energy Contracts. “Tax Equity Lease/PPA Distributions” are based on the terms of the agreements we have in place with our tax equity investment partners for the MW Deployed in the applicable period under lease and PPA Energy Contracts. We do not use tax equity investment for our MyPower product. For tax equity investment in our lease and PPA Energy Contracts, our investment partners share in a portion of the Gross Project Cash Flow forecast received over the term of the agreement. Our estimate is not inclusive of any potential buy-out of our tax equity partners’ interests in the project after Year 20.

“Pre-Tax Unlevered NPV” represents the net present value at a 6% discount rate of the Unlevered Project Cash Flow forecast (Gross Project Cash Flows after Tax Equity Lease/PPA Distributions) excluding the payment of income and other taxes. This includes both “Contracted

Unlevered NPV,” which represents the net present value of Unlevered Project Cash Flow under contract as well as “Renewal Unlevered NPV,” which represents the net present value of Unlevered Project Cash Flow forecast from renewal of our lease/PPA contracts.

“Recurring Cash Generation of PowerCo” represents the net cash flows we received or expected to receive pursuant to lease and power purchase agreements with customers, including value from solar renewable energy credits (“SRECs”) after deducting the total ongoing expenses to maintain such systems and scheduled distributions to tax equity investors and interest expense.

“Value of MW Deployed” represents the sum of (1) Tax Equity Investment, (2) Upfront Cash Rebates and Prepayments, and (3) Pre-Tax Unlevered NPV.

Disclaimer in Reviewing Key Operating Metrics:

The following key operating metrics are based on our operating results in specified periods. These metrics are not intended to be relied upon to predict future operating results, and should not be read as a guarantee of future period performance. These metrics involve assumptions by our management team and are dependent upon a number of factors, many of which are beyond our control (such as general market conditions, interest rates, commodity pricing, the solvency of our key vendors and suppliers, and weather conditions). For a discussion of material risks that may affect our future operating performance, please see the risk factors in our most recently filed annual or quarterly report filed with the U.S. Securities and Exchange Commission.

Cost Per Watt is currently our key performance metric to assess the efficiency of our customer acquisition and system installation activities for our long-term energy contracts. Cost Per Watt should be viewed independently of cost of revenue and our operating expenses, as Cost Per Watt is a performance metric and is not intended to be combined with any of these items. Cost Per Watt relies upon certain assumptions by our management team as to the appropriate allocation of costs across our sales, installation and general and administrative functional areas, as well as the appropriate megawatts generated by our business activities to compare to each of these functional areas. The description and calculation of our Cost Per Watt is detailed in a separately provided “Cost Calculation Methodology” available on our Investor Relations website. We believe that this metric is a useful measurement of the costs of originating and deploying our solar assets in a given fiscal period.

Asset Financing in Period is currently our key performance metric to measure the monetization of our solar assets. Asset Financing in Period should be viewed independently of cash provided by (used in) financing activities or cash provided by (used in) investing activities, as Asset Financing in Period is a performance metric and is not intended to be combined with any of these items. The description and calculation of our Asset Financing in Period is detailed in a separately provided “Asset Financing in Period Methodology” available on our Investor Relations website. We believe that this metric is a useful measurement of the cash generation from our previously (or currently) deployed solar assets in a given fiscal period.

Recurring Cash Generation of PowerCo is currently our key performance metric to measure the amount of cash received from previously deployed solar assets. Recurring Cash Generation of PowerCo should be viewed independently of revenue and operating expenses, as Recurring Cash Generation of PowerCo is a performance metric and is not intended to be combined with any of these items. The description and calculation of Recurring Cash Generation of PowerCo is detailed in a separately provided “Recurring Cash Generation of PowerCo Methodology” available on our Investor Relations website. We believe that this metric is a useful measurement of the cash generation from all of our previously (or currently) deployed solar assets within a given fiscal period.

Value of MW Deployed under Energy Contracts is currently our key performance metric to forecast the amount of future cash to be received from solar assets deployed in the period. Value of MW Deployed under Energy Contracts should be viewed independently of deferred revenue and solar energy systems, leased and to be leased – net, as Value of MW Deployed under Energy Contracts is a performance metric and is not intended to be combined with any of these items.  Value of MW Deployed under Energy Contracts relies upon certain assumptions made by our management team as to the appropriate discount rate, solar energy production, and estimated operations and maintenance, insurance, administrative and inverter replacement costs (which are based on contractually agreed amounts as well as historic and forecasted expenses).  In forecasting Value of MW Deployed under Energy Contracts, we assume no customer defaults and make no provision for the payment of income and other taxes. We believe that this metric is a useful measurement of the present value of our system development activities.

Investor Contact	Aaron Chew investors@solarcity.com 650-963-5920